                                                                  Exhibit 10.20


LEHMAN BROTHERS INC.                              LEHMAN COMMERCIAL PAPER INC.
3 WORLD FINANCIAL CENTER                          3 WORLD FINANCIAL CENTER
NEW YORK, NEW YORK 10285                          NEW YORK, NEW YORK  10285



                                                        July 1, 1998


                        Salton/Maxim Housewares, Inc.
                      Senior Secured Credit Facilities
                              Commitment Letter



Salton/Maxim Housewares, Inc.
550 Business Center Drive
Mt. Prospect, IL  60056

Attention:  Mr. William Rue

Ladies and Gentlemen:

     You have advised Lehman Commercial Paper Inc. ("LCPI") and Lehman Brothers Inc. ("LBI") that Salton/Maxim Housewares, Inc., a Delaware corporation (the "Borrower"), intends to purchase (the "Stock Repurchase") from Windmere-Durable Holdings, Inc. (the "Seller") (i) the 6,535,072 shares of the Borrower's common stock (the "Stock") owned by the Seller for consideration consisting of $12.00 in cash per share of Stock plus a $15,000,000 subordinated promissory note of the Borrower and (ii) options owned by the Seller to purchase 458,500 shares of Stock at $7.17 per share for consideration consisting of $3,287,445 in cash.
In that connection, you have requested that LBI agree to structure, arrange and syndicate senior secured credit facilities in an aggregate amount of up to $215,000,000 (the "Credit Facilities"), and that LCPI commit to provide the entire principal amount of the Credit Facilities. It is understood that the Borrower may, at its option, refinance a portion of the loans under the Credit Facilities with the proceeds of at least $100,000,000 in senior subordinated notes to be issued by the Borrower after the closing under the Credit Facilities.

     LBI is pleased to advise you that it is willing to act as exclusive advisor and arranger for the Credit Facilities.

     Furthermore, LCPI is pleased to advise you of its commitment to provide the entire amount of the Credit Facilities upon the terms and subject to the conditions set forth or referred to in this commitment letter (the "Commitment Letter") and in the Summary of Terms and Conditions attached hereto as Exhibit A (the "Term Sheet").

     It is agreed that LBI will act as the sole and exclusive advisor and arranger for the Credit Facilities and that LBI will, in such capacity, perform the duties and exercise the authority customarily performed and exercised by it in such role. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than (i) that expressly contemplated by the Term Sheet and the Fee Letter referred to below and (ii) a $250,000 fee payable by the Borrower to Andrew Glashow) will be paid in connection with the Credit Facilities unless you and we shall so agree.

     We intend to syndicate the Credit Facilities to a group of financial institutions (together with LCPI, the "Lenders") identified by us in consultation with you; provided, that syndication of the Credit Facilities is not a condition to LCPI's obligation to make the Credit Facilities available. LBI may commence syndication efforts at any time after the execution of this Commitment Letter, and you agree actively to assist LBI in completing a syndication satisfactory to it. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships, (b) direct contact between senior management and advisors of the Borrower and the proposed Lenders, (c) assistance in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and (d) the hosting, with LBI, of one or more meetings of prospective Lenders. You also agree that, at your expense, you will work with LBI and LCPI to procure a rating for the Credit Facilities by Moody's Investors Service, Inc. and Standard & Poor's Ratings Group; provided that procuring such a rating is not a condition to LCPI's obligation to make the Credit Facilities available.

     LBI, in consultation with the Borrower, will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist LBI in its syndication efforts, you agree promptly to prepare and provide to LBI and LCPI all information with respect to the Borrower, the Stock Repurchase and the other transactions contemplated hereby, including all financial information and projections (the "Projections"), as we may reasonably request in connection with the arrangement and syndication of the Credit Facilities. You hereby represent and covenant that (a) all information other than the Projections (the "Information") that has been or will be prepared by or under the direction of the Borrower and made available to LBI and LCPI by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to LBI and LCPI by you or any of your been or will be prepared in good faith based upon reasonable assumptions. You understand that in arranging and syndicating the Credit Facilities we may use and rely on the Information and Projections without independent verification thereof.

     As consideration for LCPI's commitment hereunder and LBI's agreement to perform the services described herein, you agree to pay to LCPI the nonrefundable fees set forth in Annex I to the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith (the "Fee Letter").

     The commitments and agreements of LBI and LCPI described herein are subject to (a) there not occurring or becoming known to us after the date hereof any event or condition that has had or could reasonably be expected to have a material adverse effect on the business, operations, property or condition (financial or otherwise) of the Borrower and its subsidiaries, taken as a whole, (b) our completion of and satisfaction in all respects with a due diligence investigation of the Borrower, (c) our not becoming aware after the date hereof of any information or other matter affecting the Borrower or the transactions contemplated hereby which is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the date hereof, (d) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that, in our judgment, could reasonably be expected to materially impair the syndication of the Credit Facilities, (e) our satisfaction that prior to and during the syndication of the Credit Facilities there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any affiliate thereof, provided, that the restrictions of this clause (e) shall in any event cease to apply after the date which is nine months after the Closing Date (as defined in the Term Sheet), (f) the negotiation, execution and delivery on or before July 31, 1998 of definitive documentation with respect to the Credit Facilities satisfactory to LCPI and its counsel and (g) the other conditions set forth or referred to in the Term Sheet. LBI, LCPI and the Borrower intend to work diligently to close the Credit Facilities as promptly as practicable. Although this Commitment Letter and the Term Sheet summarize the principal terms and conditions applicable to the Credit Facilities, the terms and conditions of LCPI's commitment hereunder and of the Credit Facilities are not limited to those set forth herein and in the Term Sheet. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of LCPI and the Borrower and shall be consistent with this Commitment Letter and the Term Sheet.

     You agree (a) to indemnify and hold harmless LBI, LCPI, their respective affiliates and their respective officers, directors, employees, advisors, and agents (each, an "indemnified person") from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Credit Facilities, the use of the proceeds thereof, the Stock Repurchase or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person, and (b) to reimburse LBI and LCPI and their affiliates on demand for all reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Credit Facilities and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any indirect or consequential damages in connection with its activities related to the Credit Facilities.

     You acknowledge that LBI and its affiliates (the term "LBI" being understood to refer hereinafter in this paragraph to include such affiliates, including LCPI) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. LBI will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by LBI of services for other companies, and LBI will not furnish any such information to other companies. You also acknowledge that LBI has no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

     This Commitment Letter shall not be assignable by any party hereto without the prior written consent of the other parties hereto (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and LBI and LCPI. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

     This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, agents and advisors who are directly involved in the consideration of this matter, and Centre Partners and its clients who provide equity financing contemplated hereby or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof), provided, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you.

     The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or LCPI's commitment hereunder.

     LBI also will provide financial advisory services to the Borrower with respect to the transaction to which this Commitment Letter relates. The Borrower agrees that LBI has the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Borrower, provided that LBI will submit a copy of any such advertisements to the Borrower for its approval, which approval shall not be unreasonably withheld. Furthermore, the Borrower agrees to include a reference to LBI's role as financial advisor in any press release announcing the transaction.

     If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to LCPI executed counterparts hereof and of the Fee Letter, together with the amounts agreed upon pursuant to the Fee Letter to be payable upon the acceptance hereof, not later than 5:00 p.m., New York City time, on July 2, 1998. The commitments and agreements of LBI and LCPI herein will expire at such time in the event LCPI has not received such executed counterparts and such amounts in accordance with the immediately preceding sentence.

     LBI and LCPI are pleased to have been given the opportunity to assist you in connection with this financing, and we look forward to working with you.

                                    Very truly yours,

                                    LEHMAN COMMERCIAL PAPER INC.


                                    By:
                                       ----------------------------------------
                                         Title:  Authorized Signatory

                                    LEHMAN BROTHERS INC.


                                    By:
                                       ----------------------------------------
                                         Title:  Authorized Signatory


Accepted and agreed to
as of the date first
written above by:

SALTON/MAXIM HOUSEWARES, INC.


By:
   -------------------------------
     Title:

                                                                      Exhibit A
                                                                      ---------

                        SALTON/MAXIM HOUSEWARES, INC.

                       $215,000,000 CREDIT FACILITIES

                       Summary of Terms and Conditions

                                July 1,  1998

                       -------------------------------


     Salton/Maxim Housewares, Inc., a Delaware corporation (the "Borrower"), intends to purchase (the "Stock Repurchase") from Windmere-Durable Holdings, Inc. (the "Seller") (i) the 6,535,072 shares of the Borrower's common stock (the "Stock") owned by the Seller for consideration consisting of $12.00 in cash per share of Stock plus a $15,000,000 subordinated promissory note of the Borrower (the "Seller Note") and (ii) options owned by the Seller to purchase 458,500 shares of Stock at $7.17 per share for consideration consisting of $3,287,445 in cash. The Stock purchased in the Stock Repurchase will become treasury stock upon consummation of such purchase. In order to finance the Stock Repurchase and to provide for working capital and general corporate needs following the Stock Repurchase, the Borrower wishes to establish senior secured credit facilities in an aggregate amount of up to $215,000,000 as described below in this Summary of Terms and Conditions. It is understood that the Borrower may, at its option, refinance the Tranche A Term Loans (as defined below) with the proceeds of approximately $100,000,000 in senior subordinated notes to be sold in an offering for which Lehman Brothers Inc. will act as sole underwriter, initial purchaser and/or placement agent (the "Senior Subordinated Notes") which may be issued by the Borrower after the closing under the credit facilities described below (the date, if any, on which the Senior Subordinated Notes are issued and the Tranche A Term Loans are repaid in full, the "Refinancing Date").

I.  Parties
    -------

  Borrower:                  Salton/Maxim Housewares, Inc., a Delaware
                             corporation (the "Borrower").

  Guarantors:                Each of the Borrower's direct and indirect
                             subsidiaries, if any, other than Salton Hong Kong
                             Limited (the "Hong Kong Subsidiary") (the
                             "Guarantors"; the Borrower and the Guarantors, collectively, the "Credit Parties").

  Advisor and Arranger:      Lehman Brothers Inc. (in such capacity, the
                             "Arranger").

  Syndication Agent:         Lehman Commercial Paper Inc. (the "Syndication
                             Agent").

  Administrative Agent:      An entity selected by the Syndication Agent, in
                             consultation with the Borrower, during the syndication process to serve as administrative agent (the "Administrative
                             Agent").

  Lenders: A syndicate of banks, financial institutions and other entities arranged by the Syndication Agent, in consultation with the Borrower (collectively, the "Lenders").

II. Types and Amounts of
    Credit Facilities
    -----------------

1.  Term Loan Facilities
    --------------------

  Types and Amounts of
  Facilities:                Term Loan Facilities (the "Term Loan Facilities")
                             in  an aggregate amount of $165,000,000
                             (the loans thereunder, the "Term Loans") as follows:

                             Tranche A Term Loan Facility: A 5 year term loan facility (the "Tranche A Term Loan Facility") in an aggregate principal amount equal to $90,000,000 (the loans thereunder, the "Tranche A Term Loans"). The Tranche A Term Loans shall be repayable in quarterly installments in amounts set forth below for each year following the Closing Date (as defined below):


                             Year                          Amount
                             ----                          ------
                             1                             $5,000,000
                             2                             $5,000,000
                             3                             $25,000,000
                             4                             $25,000,000
                             5                             $30,000,000

                             Delayed Draw Term Loan Facility: A 5 year term loan facility (the "Delayed Draw Term Loan Facility") in an aggregate principal amount equal to $75,000,000 (the loans thereunder, the "Delayed Draw Term Loans"). The Delayed Draw Term Loans shall be repayable in quarterly installments in amounts set forth below for each year following the Closing Date:


                             Year                          Amount
                             ----                          ------
                             1                             0

                                                                              3

                             2                             $10,000,000
                             3                             $20,000,000
                             4                             $20,000,000
                             5                             $25,000,000;


                             provided, that if less than $75,000,000 in aggregate principal amount of Delayed Draw Term Loans shall be borrowed, each of the installment amounts set forth above shall be proportionally reduced.

  Availability:              The Tranche A Term Loans shall be made in a single
                             drawing on the Closing Date.  The Delayed Draw Term
                             Loans may be made in up to 10 drawings, in minimum amounts to be determined, during the period commencing on the Closing Date and ending on the date which is 364 days after the Closing Date.

  Purpose: The proceeds of the Tranche A Term Loans shall be used to finance the Stock Repurchase and repay the Borrower's existing indebtedness to Foothill Capital and to pay related fees and expenses and for general corporate purposes. The proceeds of the Delayed Draw Term Loans shall be used to finance working capital and other general corporate purposes of the Borrower and its subsidiaries, including permitted acquisitions.

2. Revolving Credit Facility
   -------------------------

  Type and Amount of
  Facility:                  5-year revolving credit facility (the "Revolving
                             Credit Facility"; together with the Term Loan
                             Facilities, the "Credit Facilities") in the amount of $50,000,000 (the loans thereunder, the "Revolving Credit Loans").

  Availability:              The Revolving Credit Facility shall be available on
                             a revolving basis during the period commencing on the Closing Date and ending on the fifth anniversary thereof (the "Revolving Credit
                             Termination Date").

  Letters of Credit:         A portion of the Revolving Credit Facility not in
                             excess of $10,000,000 shall be available for the issuance of letters of credit (the "Letters of Credit") by one or more Lenders to be selected by the Borrower in the syndication process (in such capacity, the "Issuing Lender").
                             No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five business days prior to the Revolving Credit Termination Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

                             Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Credit Loans). To the extent that the Borrower does not so reimburse the Issuing Lender, the Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a pro rata basis.

  Maturity:                  The Revolving Credit Termination Date.

  Purpose: The proceeds of the Revolving Credit Loans shall be used to finance the working capital needs, including inventory, and for general corporate purposes of the Borrower and its subsidiaries.


III. Certain Payment Provisions
     --------------------------

  Fees and Interest Rates:   As set forth on Annex I.

  Optional Prepayments and
  Commitment Reductions:     Loans may be prepaid and commitments may be reduced
                             by the Borrower in minimum amounts to be agreed upon. Optional prepayments of the Term Loans shall be applied to the Tranche A Term Loans and the Delayed Draw Term Loans ratably and to the installments thereof ratably in accordance with the then outstanding amounts thereof and may not be reborrowed.

  Mandatory Prepayments and
  Commitment Reductions:     The following amounts shall be applied to prepay
                             the Term Loans and reduce the Revolving Credit
                             Facility:

                             (a) 100% of the net proceeds of any incurrence of certain indebtedness (including, without limitation, the Senior Subordinated Notes) after the Closing Date by the Borrower or any of its Restricted Subsidiaries (as defined below);

                             (b) 100% of the net proceeds of any sale or other disposition (including as a result of casualty or condemnation) by the Borrower or any of its Restricted Subsidiaries of any assets (except for the sale of inventory in the ordinary course of business and certain other dispositions to be agreed on); provided, that the definitive credit agreement will provide that proceeds of any such disposition which are reinvested in the Borrower's business within a time period to be agreed upon will not be required to be applied toward prepayment of the Loans and reduction of the Revolving Credit Facility; and

                             (c) 50% of excess cash flow (to be defined in a mutually satisfactory manner) for each fiscal year of the Borrower (commencing with the fiscal year in which the Closing Date occurs).

                             All such amounts shall be applied, first, to the prepayment of outstanding Term Loans, second, to the permanent reduction of the undrawn commitments under the Delayed Draw Term Loan Facility and, third, to the permanent reduction of the Revolving Credit Facility; provided, that the excess cash flow amounts described in clause (c) above shall not reduce the Revolving Credit Facility. Each such prepayment of the Term Loans shall be applied to the Tranche A Term Loans and the Delayed Draw Term Loans ratably and to the installments thereof ratably in accordance with the then outstanding amounts thereof and may not be reborrowed; provided, that prepayments made with the proceeds of the Senior Subordinated Notes shall be applied to prepay ratably the Tranche A Term Loans and any outstanding Delayed Draw Term Loans, and any proceeds remaining after such prepayment shall not be required to be used to prepay Loans or reduce any Credit Facility. The Revolving Credit Loans shall be prepaid and the Letters of Credit shall be cash collateralized or replaced to the extent such extensions of credit exceed the amount of the Revolving Credit Facility.

IV.  Collateral              The obligations of each Credit Party in respect
     ----------              of the Credit Facilities shall be secured by a
                             perfected first priority security  interest
                             (subject to customary permitted encumbrances) in all of its tangible and intangible assets
                             (including, without limitation, intellectual property, real property (other than the Borrower's existing warehouse leases and other leasehold interests not having material value) and all of the capital stock of each of the Borrower's direct and indirect domestic subsidiaries and 65% of the capital stock of the Borrower's foreign subsidiaries), except for those assets as to which the Syndication Agent shall determine in its sole discretion that the costs of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby.

V.   Certain Conditions
     ------------------

    Initial Conditions:      The availability of the Credit Facilities shall
                             be conditioned upon satisfaction of, among other things, the following conditions precedent (the date upon which all such conditions precedent shall be satisfied, the "Closing Date") on or before July 31, 1998:

                             (a)  The Borrower shall have executed and
                             delivered the definitive credit agreement (the "Credit Agreement"), and each Credit Party, as applicable, shall have executed and delivered the other financing documentation with respect to the Credit Facilities (together with the Credit Agreement, the "Credit Documentation").

                             (b) The Borrower shall have received at least $40,000,000 in cash from the issuance of its convertible preferred stock to Centre Partners or funds managed by Centre Partners, and the terms of such stock shall be satisfactory to the Syndication Agent (it being agreed that such terms shall be satisfactory if they are consistent with the terms described in the term sheet, dated May 22, 1998, with respect to such convertible preferred stock). The Seller Note shall be satisfactory to the Syndication Agent (it being agreed that the Seller Note as set forth in Exhibit A to the Stock Agreement, dated May 6, 1998, between the Borrower and the Seller is satisfactory). The capital structure of the Borrower and its subsidiaries after giving effect to the Stock Repurchase shall reflect the Stock Repurchase, the transactions described in this paragraph and the incurrence of the indebtedness contemplated hereby.

                             (c) The Lenders, the Administrative Agent, the Syndication Agent and the Arranger shall have received all fees required to be paid, and all expenses for which invoices have been presented, on or before the Closing Date.

                             (d) All governmental and third party approvals (including any necessary shareholder approvals) necessary or, in the discretion of the Syndication Agent, advisable in connection with the Stock Repurchase, the financing contemplated hereby and the continuing operations of the Borrower and its subsidiaries shall have been obtained and be in full force and effect.

                             (e) The Lenders shall be satisfied that the Stock Repurchase and the financing contemplated hereby will not violate Regulations T, U or X of the Board of Governors of the Federal Reserve System.

                             (f) The Lenders shall have received (i) audited consolidated financial statements of the Borrower for fiscal years 1996 and 1997 and (ii) satisfactory unaudited interim consolidated financial statements of the Borrower for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available (it being understood that such financial statements for the first three quarters of fiscal year 1998 have been reviewed and found acceptable).

                             (g)  The Lenders shall have received a
                             satisfactory pro forma consolidated balance sheet of the Borrower as at the date of the most recent consolidated balance sheet delivered pursuant to paragraph (f) above, adjusted to give effect to the consummation of the Stock Repurchase and the financings contemplated hereby as if such transactions had occurred on such date.

                             (h)  The Lenders shall have received a
                             satisfactory business plan for fiscal year 1999.

                             (i) The Lenders shall have received the results of a recent lien search in each relevant jurisdiction with respect to the Borrower and its subsidiaries, and such search shall reveal no liens on any of the assets of the Borrower or its subsidiaries except for liens permitted by the Credit Documentation or liens to be discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

                             (j)  The Lenders shall have received a
                             satisfactory solvency opinion from Houlihan, Lokey or another independent valuation firm satisfactory to the Syndication Agent which shall document the solvency of the Borrower and its subsidiaries after giving effect to the Stock Repurchase and the other transactions contemplated hereby.

                             (k)  The Lenders shall be satisfied with the
                             environmental affairs of the Borrower and its subsidiaries.

                             (l) The Lenders shall have received such legal opinions (including opinions (i) from counsel to the Borrower and its subsidiaries and (ii) from such special and local counsel as may be required by the Syndication Agent), documents and other instruments as are customary for transactions of this type or as they may reasonably request.

  On-Going Conditions:       The making of each extension of credit shall be
                             conditioned upon (a) the accuracy in all material respects of all representations and warranties in the Credit Documentation (including, without limitation, the material adverse change and litigation representations) and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit. As used herein and in the Credit Documentation a "material adverse change" shall mean any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the Stock Repurchase, (b) the business, assets, property or condition (financial or otherwise) of the Borrower and its Restricted Subsidiaries taken as a whole, or (c) the validity or enforceability of any of the Credit Documentation or the rights and remedies of the Administrative
                             Agent and the Lenders thereunder.


VI. Certain Documentation Matters
    -----------------------------

                             The Credit Documentation shall contain
                             representations, warranties, covenants and events of default customary for financings of this type and other terms deemed appropriate by the Lenders, including, without limitation:

  Restricted Subsidiaries/
  Unrestricted Subsidiaries: Initially, all subsidiaries of the Borrower will be Restricted Subsidiaries. The Borrower may designate the Hong Kong Subsidiary as an Unrestricted Subsidiary at any time after the total leverage ratio is less than or equal to 4.00 to 1.00 if, after giving pro forma effect to such designation, no Default or Event of Default is in
                             existence.   After the Hong Kong Subsidiary is
                             designated as an Unrestricted Subsidiary, it will be excluded from the financial covenants and from the restrictions of the negative covenants.

  Representations and
  Warranties:                Financial statements (including pro forma financial
                             statements); absence of undisclosed liabilities;
                             no material adverse change; corporate existence;
                             compliance with law; corporate power and authority; enforceability of Credit Documentation;
                             no conflict with law or contractual obligations;
                             no material litigation (other than the
                             Westinghouse Electric Corporation litigation described in the Borrower's Form 10-K for fiscal year 1997); no default; ownership of property;
                             liens; intellectual property; no burdensome restrictions; taxes; Federal Reserve regulations;
                             ERISA; Investment Company Act; subsidiaries;
                             environmental matters; solvency; accuracy of disclosure; and creation and perfection of security interests.

  Affirmative Covenants:     Delivery of financial statements, reports,
                             accountants' letters, projections, officers' certificates and other information requested by the Lenders; payment of other obligations;
                             continuation of business and maintenance of existence and material rights and privileges;
                             compliance
                             with laws and material contractual obligations;
                             maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events;
                             compliance with environmental laws; further assurances (including, without limitation, with respect to security interests in after-acquired property); and agreement to issue the Senior
                             Subordinated Notes within 120 days after the Closing Date or to obtain interest rate protection within 120 days after the Closing Date for an amount equal to the principal amount of the Tranche A Term Loans to be agreed upon on terms and conditions satisfactory to the Syndication
                             Agent.

  Financial Covenants:       Financial covenants (including, without
                             limitation, minimum interest and fixed charge coverage and maximum total leverage). Although the permitted levels of the financial covenants will be agreed upon and reflected in the Credit
                             Agreement, the maximum total leverage covenant will in any event not permit total leverage to be greater than 4.75 to 1.00 at any time prior to the Refinancing Date or greater than 5.5 to 1.00 at any time from and after the Refinancing Date
                             (assuming that $100,000,000 in aggregate principal amount of Senior Subordinated Notes are issued on the Refinancing Date). The Credit Agreement will provide that from and after the Refinancing Date, a maximum senior leverage covenant will be added to the financing covenants describe above, and the financial ratios in all financial covenants will be adjusted to reflect the revised capital structure of the Borrower.


  Negative Covenants:        Limitations (subject to materiality and other
                             customary exceptions, as appropriate) on:
                             indebtedness (including preferred stock of subsidiaries issued to persons other than the Borrower); liens; guarantee obligations; mergers, consolidations, liquidations and dissolutions;
                             sales of assets; leases; dividends and other payments in respect of capital stock; capital expenditures; investments, loans and advances;
                             optional payments and modifications of
                             subordinated and other debt instruments;
                             transactions with affiliates; sale and leasebacks;
                             changes in fiscal year; negative pledge clauses;
                             changes in lines of business.  The

                             Credit Agreement will provide that from and after the Refinancing Date, certain of the negative covenants described above will be modified to reflect the revised capital structure of the Borrower.

  Events of Default:         Nonpayment of principal when due; nonpayment of
                             interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default to other material indebtedness of the Borrower and its subsidiaries;
                             bankruptcy events; certain ERISA events; material judgments; actual or asserted invalidity of any guarantee or security document, subordination provisions or security interest; and a change of control (the definition of which is to be agreed).

  Voting: Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding not less than a majority of the aggregate amount of the Term Loans, Revolving Credit Loans, participations in Letters of Credit and unused commitments under the Credit Facilities, except that (a) the consent of each Lender affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of amortization or maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof, (iii) increases in the amount or extensions of the expiry date of any Lender's commitment and (iv) modifications to the pro rata provisions of the Credit Documentation and (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages and (ii) releases of all or substantially all of the Guarantors or all or substantially all of the collateral.


  Assignments
  and Participations:        The Lenders shall be permitted to assign and sell
                             participations in their Loans and commitments, subject, in the case of assignments (other than assignments (i) by the Syndication Agent or (ii) to another Lender or to an affiliate of a Lender), to the consent of the Syndication Agent, the Administrative Agent, the Issuing Lender and the
                             Borrower (which consent in each case shall not be unreasonably withheld). Non-pro rata assignments shall be permitted. In the case of partial assignments
                             (other than to another Lender or to an affiliate of a Lender), the minimum assignment amount shall be $5,000,000, and, after giving effect thereto, the assigning Lender shall have commitments and Loans aggregating at least $5,000,000, in each case unless otherwise agreed by the Borrower, the Syndication Agent and the Administrative Agent.
                             Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions, provided, that no participant shall be entitled to receive any greater amount pursuant to such provisions that the transferor Lender would have received.
                             Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under "Voting" above. Pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Credit Facilities only upon request.

  Yield Protection:          The Credit Documentation shall contain customary
                             provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and
                             (b) indemnifying the Lenders for "breakage costs" incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

  Expenses and
  Indemnification:           The Borrower shall pay (a) all reasonable
                             out-of-pocket expenses of the Administrative
                             Agent, the Syndication Agent and the Arranger associated with the syndication of the Credit
                             Facilities and the preparation, execution, delivery and administration of the Credit
                             Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and
                             (b) all out-of-pocket expenses of the
                             Administrative Agent, the Syndication Agent and the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Credit Documentation.

                             The Administrative Agent, the Syndication Agent, the Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party).


  Governing Law and Forum:   State of New York.

  Counsel to the
  Administrative Agent,
  the Syndication Agent
  and the Arranger:          Simpson Thacher & Bartlett.

                                                                        Annex I
                                                                        -------


                             Interest and Certain Fees
                             -------------------------

  Interest Rate Options:     The Borrower may elect that the Loans comprising
                             each borrowing bear interest at a rate per annum equal to:

                                  the Base Rate plus the Applicable Margin; or

                                  the Eurodollar Rate plus the Applicable
                                  Margin.


                             As used herein:

                             "Base Rate" means the highest of (i) the rate of interest publicly announced by Citibank, N.A. as its prime rate in effect at its principal office in New York City (the "Prime Rate"), (ii) the secondary market rate for three-month certificates of deposit (adjusted for statutory reserve requirements) plus 1% and (iii) the federal funds effective rate from time to time plus 0.5%.

                             "Applicable Margin" means a percentage determined in accordance with the pricing grid attached hereto as Annex I-A.

                             "Eurodollar Rate" means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) at which eurodollar deposits for one, two, three or six months (as selected by the Borrower) are offered in the interbank eurodollar market.

  Interest Payment Dates:    In the case of Loans bearing interest based upon
                             the Base Rate ("Base Rate Loans"), quarterly in arrears.

                             In the case of Loans bearing interest based upon the Eurodollar Rate ("Eurodollar Loans"), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

  Commitment Fees:           The Borrower shall pay a commitment fee calculated
                             at the rate determined in accordance with the pricing grid attached hereto as Annex I-A on the average daily unused portion of the Revolving Credit Facility and the Delayed Draw Term Loan Facility, payable quarterly in arrears.

  Letter of Credit Fees:     The Borrower shall pay a commission on all
                             outstanding Letters of Credit at a per
                             annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans, in each case on the face amount of each such Letter of Credit. Such commission shall be shared ratably among the Lenders participating in the Revolving
                             Credit Facility and shall be payable quarterly in arrears.

                             In addition to letter of credit commission, a
                             fronting   fee calculated at a rate per annum to
                             be agreed upon by the Borrower and the Issuing Bank on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, administrative, issuance, amendment, payment and negotiation charges, in amounts agreed upon by the Borrower and the Issuing Lender, shall be payable to the Issuing Lender for its own account.

  Default Rate:              At any time when the Borrower is in default in the
                             payment of any amount of principal due under the Credit Facilities, such amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to Base Rate Loans.

  Rate and Fee Basis:        All per annum rates shall be calculated on the
                             basis of a year of 360 days (or 365/366 days, in the case of Base Rate Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

                                                                      Annex I-A
                                                                      ---------


                                Pricing Grid

I.   Prior to the Refinancing Date, the following pricing will be in effect:


     Ratio of Total                                     Applicable
        Debt to       Applicable Margin-  Commitment    Margin-Base
        EBITDA        Eurodollar Loans*      Fee*       Rate Loans*
        ------        -----------------      ----       -----------
     >4.0 to 1.0          2.375%            .50%          1.375%
     -
     >3.5 to 1.0          2.125%            .50%          1.125%
     -
     >3.0 to 1.0          1.875%            .40%          .875%
     -
     >2.5 to 1.0          1.625%            .30%          .625%
     -
          <2.5             1.375%            .30%          .375%

II. From and after the Refinancing Date, the following pricing will be in effect:


     Ratio of Total                                     Applicable
        Debt to       Applicable Margin-  Commitment    Margin-Base
        EBITDA        Eurodollar Loans*      Fee*       Rate Loans*
        ------        -----------------      ----       -----------
     >5.0 to 1.0          2.125%            .50%          1.125%
     -
     >4.5 to 1.0          1.875%            .50%           .875%
     -
     >4.0 to 1.0          1.625%            .40%           .625%
     -
     >3.5 to 1.0          1.375%            .30%           .375%
     -   <3.5             1.125%            .30%           .125%

------------------------
     NOTE: THE FOREGOING PRICING IS BASED UPON THE ASSUMPTION THAT $100,000,000 IN AGGREGATE PRINCIPAL AMOUNT OF SENIOR SUBORDINATED NOTES WILL BE ISSUED ON THE REFINANCING DATE.

* Notwithstanding the foregoing grids, the Applicable Margin and Commitment Fee rate will be (i) from the Closing Date to the earlier of the Refinancing Date and the date which is six months after the Closing Date, those set forth under "I" above opposite the higher of (A) the Leverage Ratio actually in effect from time to time and (B) the Leverage Ratio of $3.5 to 1.0 under and (ii) from the Refinancing Date to the date which is six months after the Refinancing Date, those set forth under "II" above opposite the higher of (A) the Leverage Ratio actually in effect from time to time and (B) the

     Leverage Ratio of $4.0 to 1.0. The pricing as set forth above will be adjusted upon delivery of financial statements showing a change in the applicable ratios that would require a change in the pricing pursuant to the grid set forth above.